Exhibit 99.1

THE 'LANCE ARMSTRONG EFFECT' - PERHAPS THE 'MOST IMPORTANT QUESTION IN CANCER
                                    RESEARCH'

    SALT LAKE CITY, July 31 /PRNewswire-FirstCall/ -- BSD Medical Corp. (Amex:
BSM) today announced that an article newly released in the JOURNAL OF THE AMERICAN MEDICAL ASSOCIATION (see JAMA Vol 296, No. 4, pp. 445-448) describes the "Lance Armstrong Effect," detailing some of the remarkable biology behind the use of heat (hyperthermia) to treat cancer. According to the article entitled, "Hyperthermic Biology and Cancer Therapies, a Hypothesis for the 'Lance Armstrong Effect'": "There is perhaps no more important question in cancer research than to understand the molecular basis of how the majority of patients with testicular cancer can be treated so effectively." BSD Medical is the leading developer of cutting-edge systems used to treat cancer with hyperthermia therapy.

    The question posed in JAMA is: "How could Lance Armstrong, who was diagnosed with very advanced metastatic testicular cancer, be treated so successfully that he could subsequently win multiple grueling Tours de France?" More importantly, "such therapeutic success is now common for many patients with this type of advanced testicular cancer." By contrast, "this type of outcome is unattainable for the majority of patients with other types of advanced solid tumors."

    The answer offered in the article is that the testes are a few degrees lower in temperature than the rest of the body. When testicular cancer metastasizes to other parts of the body (in Lance's case to his lungs and brain), it therefore becomes stressed by heat, making the cancer easier to destroy when it is treated with radiation or chemotherapy. This explains the success in treating testicular cancer as compared to other cancers.

    The proposition of the article is that if solid tumors elsewhere in the body are heated above normal body temperature (treated with hyperthermia therapy), they also receive the "Lance Armstrong Effect," making them easier to destroy with radiation and chemotherapy. The article gives a detailed description of the effects of heat-shock on cancer cells, including weakening of the cells and stimulation of the immune system. Therefore, according to the article's authors, Drs. Donald S. Coffey, Robert H. Getzenberg and Theodore L. DeWeese (all of Johns Hopkins University School of Medicine), "specific tumor cell hyperthermia in combination with radiation, chemotherapy, and immunotherapy might provide a path to the therapeutic success realized by Lance Armstrong."

    BSD Medical, a Russell Microcap Member, is the leading developer of systems that deliver precision-focused heat into cancerous tumors, raising them to temperatures required for hyperthermia therapy. For further information about BSD Medical and its technologies visit the BSD corporate website at www.BSDMedical.com. For further information about the use of hyperthermia therapy in treating cancer, visit www.treatwithheat.com.

    Statements contained in this press release that are not historical facts are forward-looking statements, as that item is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements and projections or expectations of future events, including the prospects for future sales of the Company's cancer therapy systems based on public exposure to the Company's cancer therapy are subject to risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.

SOURCE BSD Medical Corp.
    -0-                             07/31/2006
    /CONTACT: Hyrum A. Mead of BSD Medical Corp., +1-801-972-5555, or fax, +1-801-972-5930, investor@bsdmc.com/
    /Web site:  http://www.BSDMedical.com
                http://www.treatwithheat.com /
    (BSM)